EXHIBIT 99.1

INFORMATION INTELLECT, INC.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Information Intellect, Inc.

We have audited the accompanying consolidated balance sheets of Information Intellect, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have nor were we engaged to perform, audits of their internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Information Intellect, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Weaver and Tidwell, L.L.P.
March 2, 2007

INFORMATION INTELLECT, INC.
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$404,209	$1,545,820
Accounts receivable, net of allowance for doubtful accounts of $40,000 and $30,000 at December 31, 2006 and 2005	413,699	735,472
Inventory	861,136	36,467
Prepaid expenses	25,729	19,707

Total Current Assets	1,704,773	2,337,466

Property and equipment, net of accumulated depreciation of $266,495 and 236,716	188,476	105,855

Intangible assets, net of accumulated amortization of $1,231,015 and $242,471	2,359,909	3,347,452

Other assets	98,362	100,973
TOTAL ASSETS	$4,351,520	$5,891,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of notes payable	$395,400	$190,420
Current maturities of capital lease obligations	4,443	—
Accounts payable and accrued expenses	214,487	114,242
Deferred revenue	515,723	445,167
Total current liabilities	1,130,053	760,829

LONG-TERM NOTES PAYABLE, less current maturities	935,349	1,238,538
NON-CURRENT CAPITAL LEASE OBLIGATION	44,836	—

COMMITMENTS AND CONTINGENCIES
Preferred dividends payable in shares of common stock	301,875	60,375

STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock, $0.001 par value per share; 3,000,000 shares authorized; 2,966,668 shares issued and outstanding at December 31, 2006 and 2,300,000 shares issued and outstanding at December 31, 2005;	2,967	2,300
Common stock, $.001 par value per share; 13,000,000 shares authorized; 6,872,890 and 6,822,890 shares issued and outstanding at December 31, 2006 and 2005	6,873	6,823
Pending issuance of preferred stock	250,000	—
Additional paid-in capital	6,523,624	5,396,255
Accumulated deficit	(4,844,057)	(1,573,374
Total stockholders’ equity	1,939,407	3,832,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,351,520	$5,891,746

The accompanying notes are an integral part of these consolidated financial statements.

INFORMATION INTELLECT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED
	DECEMBER 31,
	2006	2005
Revenue
Professional service fees	$1,518,320	$1,486,339
Software license fees	460,485	506,700
Customer support contract services fees	903,267	926,128
Hardware sales	377,787	—
Total revenue	3,259,859	2,919,167

Costs of revenue
Professional and customer support services costs	741,145	475,628
Hardware cost of sales	298,474	—
Total costs of revenue	1,039,619	475,628
Gross profit	2,220,240	2,443,539

Operating expenses
Selling, general and administrative expense	3,030,752	1,752,493
Product development expense	1,360,330	922,766
Depreciation and amortization	29,780	16,078
Amortization of intangible assets	988,544	242,471
Total operating expenses	5,409,406	2,933,808
Operating loss	(3,189,166)	(490,269)

Interest income	24,987	12,119
Interest expense	(109,086)	(129,408)
Gain on sale affiliated company	—	365,339
Other income (expense)	2,582	(92,208)
Income (loss) before income taxes	(3,270,683)	(334,427)
Provision for income taxes	—	—
Net income (loss)	(3,270,683)	(334,427)
Less preferred stock dividends	(241,500)	(60,375)
Net income (loss) to common shareholders	(3,512,183)	$(394,802)
Net income (loss) per share to common shareholders—basic and diluted	$(0.51)	$(0.06)

Weighted average common shares outstanding—basic and diluted	6,869,465	3,786,397

The accompanying notes are an integral part of these consolidated financial statements.

INFORMATION INTELLECT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock			Common Stock
	Number			Number		Additional
	of		Pending	of		Paid-in	Accumulated
	Shares	Amount	Issuance	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2004	—	$—		2,733,148	$2,733	$46,567	$(1,238,947)	$(1,189,647)

Fair value of common stock issued for acquisitions				3,673,537	3,674	2,090,242		2,093,916

Issuance of preferred stock net of offering costs	2,300,000	2,300				3,231,003		3,233,303

Common stock issued pursuant to the exercise of employee stock options				339,246	339	9,033		9,372

Common stock issued pursuant to conversion of notes payable				76,959	77	115,362		115,439

Subchapter S distribution to shareholders prior to change in status to C corporation						(111,000)		(111,000)

Share based compensation expense						75,268		75,268

Preferred stock dividend payable in shares of common stock						(60,375)		(60,375)

Other						155		155

Net loss							(334,427)	(334,427)

Balance at December 31, 2005	2,300,000	2,300	—	6,822,890	6,823	5,396,255	(1,573,374)	3,832,004

Issuance of preferred stock	666,668	667				999,335		1,000,002

Preferred stock pending issuance			250,000					250,000

Preferred stock dividend payable in shares of common stock						(241,500)		(241,500)

Issuance of common stock in lieu of payment of cash for services				50,000	50	74,950		75,000

Share based compensation expense						294,584		294,584

Net loss							(3,270,683)	(3,270,683)

Balance at December 31, 2005	2,966,668	$2,967	$250,000	6,872,890	$6,873	$6,523,624	$(4,844,057)	$1,939,407

The accompanying notes are an integral part of these consolidated financial statements.

INFORMATION INTELLECT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
	DECEMBER 31,
	2006	2005
CASH FLOWS FROM OPERATIING ACTIVITIES
Net loss	$(3,270,683)	$(334,427)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of property and equipment	29,779	16,078
Amortization of intangible assets	988,544	242,471
Provision for returns, allowances and bad debts	10,000	—
Stock based compensation expense	294,584	75,268
Common stock issued in lieu of cash for services	75,000	—
Gain on sale of affiliated company	—	(365,339)
Changes in operating assets and liabilities, excluding effects of acquisitions and divestitures
Accounts receivable — trade	311,773	8,828
Inventory	(824,669)	—
Prepaid Expenses	(6,022)	5,701
Other assets	2,611	8,428
Accounts payable and accrued expenses	100,245	(394,842)
Deferred revenue	59,556	23,033
NET CASH USED IN OPERATING ACTIVITIES	(2,229,281)	(714,801)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(112,401)	(45,934)
Cash paid for businesses acquired	—	(358,442)
NET CASH USED IN INVESTING ACTIVITIES	(112,401)	(404,376)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of preferred stock	1,000,002	3,233,303
Advance from shareholder for pending issuance of shares of preferred stock	250,000	—
Proceeds from capital lease obligations	15,377	—
Payments on capital lease obligations	(651)	—
Borrowings from notes payable	92,000	—
Payments on notes payable	(190,209)	(881,827)
Proceeds from exercise of employee stock options	—	9,372
Subchapter S distribution to shareholders	—	(111,000)
Other	(33,552)	125,029

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,200,071	2,374,877
Net increase (decrease) in cash and cash equivalents	(1,141,611)	1,255,700
Cash and cash equivalents at the beginning of the year	1,545,820	290,120
Cash and cash equivalents at the end of the year	$404,209	$1,545,820

Supplemental cash flow information:
Interest paid	$109,086	$132,722
Income taxes paid	—	—

Non-cash financing items:
Preferred dividends accrued and payable in shares of common stock	$241,500	$60,375

Conversion of notes payable into shares of common stock	$—	$115,439

Equipment financing under capital lease	$34,553	$—

The accompanying notes are an integral part of these consolidated financial statements.

INFORMATION INTELLECT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Information Intellect, Inc. and its subsidiaries (collectively, “Information Intellect” or the “Company”) was incorporated in Georgia in 1997.  The Company develops, markets, licenses or sells AMR hardware, software, technical support, and consulting services to the utility industry throughout the continental United States of America and Puerto Rico. In September 2005, the Company acquired Energy Technology Group located in Fort Worth, Texas.

Basis of Presentation

The accompanying consolidated financial statements of Information Intellect and subsidiaries have been prepared in accordance with generally accepted accounting principles.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates fair value.

Cash and Cash Equivalents

At December 31, 2006 and 2005, cash consisted of monies held in checking and savings accounts, as well as money market accounts.  The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade accounts receivable are generally uncollateralized and are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provided for estimated uncollectible amounts through a charge to expense and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts were written off through a charge to the valuation allowance and a credit to accounts receivable. In addition, the Company maintains an allowance for returns, payment discounts, and other allowances based on historical returns and payment discounts and allowances that may be offered to customers from time-to-time or as incentive to make payments to the Company sooner than the customer’s contractual payment terms. Returns, payment discounts and other adjustments are charged to the allowance when incurred. The Company provides for returns, discounts and other allowances as a reduction of revenue and a credit to the valuation allowance.  The allowance for doubtful accounts, returns and allowances was $40,000 and $30,000 at December 31, 2006 and 2005, respectively.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method. Cost includes raw materials and labor, plus applied direct and indirect costs, including those costs required under Statement of Financial Accounting Standards 151, Inventory Costs — an amendment of ARB 43, Chapter 4, (SFAS 151), which was effective for inventory costs incurred on or after January 1, 2006. SFAS 151 did not have a material effect on our financial statements. Service inventories consist primarily of subassemblies and components necessary to support post-sale maintenance.

Property and Equipment

The Company’s property and equipment is stated at cost and depreciation was computed using the straight-line method over the estimated useful lives ranging from one to eight years.  Amortization of leasehold improvements was computed using the straight-line method over the lesser of the useful life of the asset or the remaining term of the lease.

Acquisitions

In accordance with SFAS 141, Business Combinations, we record the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired and intangible assets that arise from contractual/legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition. The balance of the purchase price after fair value allocations represents goodwill. Negative goodwill resulting from contingent consideration is recorded as a liability. Contingent payments subsequently made are then applied against the liability. Amounts allocated to in-process research and development (IPR&D) are expensed in the period of acquisition.

Intangible Assets

Purchased intangible assets other than goodwill are amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost, less accumulated amortization.  Amortization is computed over the estimated useful lives of the respective assets, generally two to seven years.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable and exceeds its fair value in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  If conditions would indicate that an asset might be impaired, the Company would have estimated the future cash flows expected to result from the use of the asset and its eventual disposition.  The impairment, if any, would have been measured by the amount by which the asset exceeds its fair value typically represented by quoted marked values or, when and if available, the future discounted cash flow associated with the asset.

Revenue Recognition

Revenue consists of amounts earned from sales of hardware, software license fees, fees earned from customer support contracts (aka maintenance)and professional services including engineering, consulting, implementation and installation services. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the delivered item(s) have value to the customer on a standalone basis, there is objective and reliable evidence of fair value of the undelivered item(s) and delivery/performance of the undelivered item(s) is probable. The total arrangement consideration is allocated among the separate units of accounting based on their relative fair values and the applicable revenue recognition criteria considered for each unit of accounting. For our standard contract arrangements that combine deliverables such as hardware, meter reading system software, installation services, each deliverable is generally considered a single unit of accounting. The amount allocable to a delivered item is limited to the amount that we are entitled to bill and collect and is not contingent upon the delivery/performance of additional items.

Revenue is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured. Hardware revenue is generally recognized at the time of shipment, receipt by customer, or, where applicable, upon completion of customer acceptance provisions. For software arrangements with multiple elements, revenue recognition is also dependent upon the availability of vendor-specific objective evidence (VSOE) of fair value for each of the elements. The lack of VSOE, or the existence of extended payment terms or other inherent risks, may affect the timing of revenue recognition for software arrangements. If implementation services are essential to a software arrangement, revenue is recognized using either the percentage of completion methodology if project costs can be estimated or the completed contract methodology if project costs can not be reliably estimated. Hardware and software post-sale customer support fees are recognized ratably over the life of the related service contract.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

Product Development Costs

The Company follows the guidance provided in Statement of Financial Accounting Standards (“SFAS”) No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” regarding the accounting for the costs of developing its software products. Product development costs include the direct costs of the project, labor, third party contracting fees and a pro rata share of indirect overhead costs.  For software to be marketed or sold, financial accounting standards require the capitalization of development costs after technological feasibility is established. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached shortly before the products are released to manufacturing. Costs incurred after technological feasibility has been established have not been material, and, accordingly, all costs to develop our products have been expensed as incurred.

Purchased software and acquired technology (i.e., software and technology acquired from a third party) are classified as intangible assets on the balance sheet and have been recorded at fair value determined at the date of acquisition and measured against its net realizable value at each balance sheet date.  Purchased software is amortized to operating expenses over its estimated useful life, generally five years.  Management has determined that no writedown of purchased software have been required.

Income Taxes

Income taxes are accounted for using the asset and liability method.  Deferred income tax expenses are provided based upon estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based upon provisions of enacted laws.

Net Loss per Common Share

The Company reports net income (loss) to common shareholders per share in accordance with SFAS No. 128, Earnings per Share.  Basic and diluted net loss per common share is computed by dividing net loss to common shareholders by the weighted average number of shares of common stock outstanding during the year.  For the year ended December 31, 2006 the weighted average shares outstanding were 6,869,465.  The effect of stock options for 775,000 shares of common stock has been excluded from the computation of net loss per share to common shareholders as the effect is antidilutive. For the year ended December 31, 2005 there were 3,786,397 weighted average shares outstanding excluding the effect of stock options for 775,000 shares of common stock as the effect is antidilutive.

Advertising Expense

The Company expenses costs associated with advertising as they are incurred and includes these costs in selling, general and administrative expense.  Advertising expense, including design and production of product collaterals, industry trade shows and printing, for the years ended December 31, 2006, and 2005 was approximately $91,481 and $29,280, respectively.

Stock-Based Compensation

On January 1, 2005, the Company adopted the modified prospective method of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).  SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB Opinion No. 25”), and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under the modified prospective application, SFAS No. 123R is applied to new awards and to awards modified, repurchased or cancelled after the effective date.

Compensation cost for the portion of awards for which requisite service has not been rendered that are outstanding as of the effective date is recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards is based on the grant date fair value of those awards as calculated for pro-forma disclosures under SFAS No. 123. The Company’s consolidated financial statements as of and for the years ended December 31, 2006 and 2005 reflect the impact of adopting SFAS No. 123R.  In accordance with the modified prospective method, the consolidated financial statements for the prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.  See NOTE I — STOCK OPTIONS for further details.

Stock-based compensation expense recognized during the period is based on the fair value of the portion of the stock-based payment awards that is ultimately expected to vest.  Stock-based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest reduced for estimated forfeitures.  SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company calculates the fair value of each option award on the date of grant using the Black-Scholes option pricing model.  Because the Company’s securities have not been traded in a public market expected volatility has been based on the historical volatility of public companies in the same industry.  The Company’s computation of expected life follows the guidance in Staff Accounting Bulletin No. 107 for determining the expected life of the awards. The interest rate for the periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant.

The adoption of SFAS No. 123R required the Company to record substantial non-cash stock compensation expenses.  While the adoption of SFAS No. 123R did not have a significant effect on the Company’s financial condition or cash flows, it did have a significant effect on the Company’s results of operations.

Prior to January 1, 2005, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25 and complied with the disclosure provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123,” (“SFAS No. 148”). Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, of the fair value of the Company’s stock over the exercise price and is recognized on a straight-line basis over the vesting term of the option.

The Company accounts for equity instruments issued to non-employees based upon the fair value of the awards.  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”).  SFAS No. 154 is a replacement of Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — an amendment of APB Opinion No. 28”.  SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections.  It establishes retrospective application as the required method for reporting a change in accounting principle.  SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable.  The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154.  This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity.  This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The adoption of SFAS No. 154 beginning in fiscal year 2006 did not have a material impact on the Company’s consolidated results of operations or financial statements.

On July 13, 2006 the FASB issued the Financial Interpretation No. 48, Accounting for tax positions (“FIN48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and, clearly scopes income taxes out of FASB Statement No. 5, Accounting for Contingencies. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes, (FAS 109). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption to have a material impact on the Company’s financial statements.

NOTE B — CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company’s cash accounts are maintained at a bank, and at times throughout the year, the Company’s bank account balances exceeded the $100,000 FDIC insured limit.

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and notes receivable. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company’s estimate of its bad debt.

There was one customer that accounted for 28% of annual revenues for the year ended December 31, 2006 and two customers that accounted for 35% for the year ended December 31, 2005. All other customers accounted for less than 10% of revenue on an individual basis. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated or remain uncollected.

NOTE C — ACQUISITIONS AND DIVESTURE

On September 29, 2005, in three separate transactions, the Company acquired

1) all of the outstanding stock of Energy Technology Group in exchange for 3,191,397 shares of the Company’s common stock at a estimated fair value of approximately $1,819,079, acquisition costs of approximately $124,000 and the assumption of approximately $1.1 million of net liabilities;

2) all of the outstanding stock of Coastal Bay Group, Inc. in exchange for $200,000 in cash and 482,170 shares of the Company’s common stock at a estimated fair value of approximately $274,837; and,

3) a 50% interest in Energy Technology Group of Texas, Inc. (“ETG Texas”), a Texas corporation located in Houston, Texas for approximately $34,000 in cash.  ETG Texas had no assets or liabilities at September 29, 2005 and no operations since the acquisition date through December 31, 2006.

The fair value of the common stock was estimated based upon the value of a recent equity financing discounted for a lack of liquidity, no public market for its common stock and the size of the company relative to the size of its competitors in the same industry.  Acquisition costs, primarily professional fees of approximately $341,137 were incurred and allocated to the fair value of the intangible assets acquired in the transactions.  The acquisitions were accounted for using the purchase method of accounting.  The results of operations of the businesses acquired have been included in the consolidated statements of operations from September 29, 2005.

In accordance with SFAS No. 141, Business Combinations, the total purchase price was allocated to the net tangible and intangible assets based on their estimated fair values as of September 29, 2005. The excess purchase price over the value of the net tangible and identifiable intangible assets was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions provided by management.  The following represents the allocation of the purchase price to the intangible assets and the associated estimated useful lives.

	Amount	Estimated Useful Life
Identifiable intangible assets:
Master distributor contracts	$1,977,976	3 years
Technology	1,492,806	5 years
Trade names	120,000	10 years
Total	$3,590,782	4.1 years
Consideration:
Net liabilities assumed	$1,138,424
Cash and fair value of common stock	2,452,358
Total	$3,590,782

The tangible assets and liabilities as of September 29, 2005 were reviewed and adjusted to their fair value as necessary, including a write down in the amount of approximately $500,000 relating to obsolete inventory.

The fair value of the technology represents the core technology of the Company’s products.  The fair value of the technology is being amortized to operating expenses in the Consolidated Statements of Operations Income on a straight-line basis over its estimated life of five years.

Contracts with master distributors represent existing contracts that relate primarily to underlying customer relationships. The fair values of these assets are being amortized to operating expenses in the Consolidated Statements of Operations Income on a straight-line basis over their contractual life of three years.

Goodwill, if any, represents an excess of the purchase price over the fair value of the underlying net tangible and intangible assets.  No goodwill has been recognized as a result of the fair value analysis performed for the assets acquired.  The fair value of the intangible assets acquired was determined based in management’s assumptions as to the discounted net present value of the cash flows expected to be realized from these assets.  The rate utilized to discount the net cash flows to their present value was based on the Company’s weighted average cost of capital adjusted for a risk premium associated with the business including factors such as the Company’s small size relative to its competition, the newness of the product in the market and anticipated market acceptance at the date of the acquisition.  Based on these factors, a discount rate of approximately 45% was deemed appropriate for valuing the master distributor contracts and the technology.

On February 28, 2005, the Company transferred its 70% membership interest in PSD to the owner of the 30% membership interest in exchange for a license to the web based technology developed by PSD Software LLC (“PSD”) and the retention of certain assets of PSD, including inventories of the web based software, accounts receivable and substantially all the furniture and equipment owned by PSD. The business conducted by PSD primarily related to the development, marketing, distribution, licensing, maintenance, and support of the software products (the “PSD Software Business”) used by water and sewer utility companies.  The Company transferred all rights in the PSD Software Business to the 30% member including customer contracts and all liabilities.

NOTE D — INVENTORIES

The details of the inventory balance at December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
Raw materials	$775,797	$36,467
Work in process	5,456	—
Finished goods	79,883	—
	$861,136	$36,467

NOTE E — PROPERTY AND EQUIPMENT

At December 31, 2006 and 2005, property and equipment consisted of:

	Useful life (in years)	2006	2005
Computer and office equipment	5 – 10	$372,140	$262,695
Furniture and fixtures	5 – 10	81,070	25,290
Leasehold improvements	Remaining lease term	1,761	54,586
		454,971	342,571
Less accumulated depreciation and amortization		(266,495)	(236,716)
Net property and equipment		$188,476	$105,855

NOTE F — NOTES PAYABLE

Notes payable consists of the following at December 31, 2006 and 2005

	2006		2005
	Amount	Current Portion	Amount	Current Portion
Notes Payable to Financial Institutions

Prime interest rate plus 2% senior installment note payable in monthly installments of $14,843, including interest, to October 2007, collateralized by all Company assets, assignments of real estate rents and leases, general intangible assets, and a personal guarantee and assignment of a life insurance policy in the amount of $1,100,000 by the Company’s CEO.	$130,390	$130,390	$273,763	$143,584

8% note payable in monthly installments of $3,089, including interest beginning October 1, 2007. Beginning October 1, 2005, note is interest only until September 30, 2007	98,560	7,343	98,560	—

12% subordinate note payable in quarterly payments of interest only installments of $3,000, with principal payments beginning October, 2007 to March, 2010, collateralized by all Company assets.	100,000	100,000	100,000	—

6% note payable in monthly installments of $545, including interest. The note is collateralized by computer equipment	7,247	2,610	12,668	5,421

	2006		2005
	Amount	Current Portion	Amount	Current Portion
8% note payable in monthly installments of $449, including interest, beginning October 1, 2007. Beginning October 1, 2005, note is interest only until September 30, 2007	14,338	1,068	14,338	—
Total notes payable to financial institutions	350,535	241,411	499,329	149,005

Notes Payable to Shareholders

9% note payable to a shareholder in monthly payments of $5,050, including interest, until August 31, 2010.	190,450	45,300	231,865	41,415

8% note payable to a shareholder in monthly installments of $6236, including interest beginning October 1, 2007. Beginning October 1, 2005 , note is interest only until September 30, 2007	291,000	106,826	199,000	—

8% note payable to a shareholder in monthly installments of $783, including interest beginning October 1, 2007. Beginning October 1, 2005 note is interest only until September 30, 2007	25,000	1,863	25,000	—
Total notes payable to shareholders	506,450	153,989	455,865	41,415

Notes Payable to Officers

6% note payable to the Company’s CEO in monthly installments of $3102, including interest beginning October 1, 2008. Beginning October 1, 2005 note is interest only until September 1, 2008	101,961		101,961	—

6% note payable to an officer in monthly installments of $6,013, including interest, beginning October 1, 2008. Beginning October 1, 2005 note is interest only until September 1, 2008	197,643	—	197,643	—

6% note payable to an officer of the Company in monthly installments of $5,298, including interest beginning October 1, 2008. Beginning October 1, 2005, note is interest only until September 1, 2008.	174,160	—	174,160	—
Total notes payable to officers	473,764	—	473,764	—
Totals	1,330,749	395,400	1,428,958	$190,420
Less current maturities	395,400		190,420
Long-term notes payable	$935,349		$1,238,538

The maturities of the notes payable for the five years subsequent to December 31, 2006 are as follows:

Year Ending December 31,
2007	$395,400
2008	185,754
2009	289,355
2010	258,979
2011	201,262
Thereafter	—
Total	$1,330,749

Interest expense was $109,086 in 2006 and $129,408 in 2005.

The terms of several of the notes place certain restrictions of the Company, including maintenance of certain financial ratios, limitations on the issuance of additional indebtedness, restrictions on distributions, and restrictions on salary increases and bonuses of equity holders. The Company was not in compliance with a debt covenant at December 31, 2006 for which the lender waived the default

During the year ended December 31, 2005, notes payable in the amount of $115,439 were converted into 76,959 shares of the Company’s common stock.

NOTE G — CAPITAL LEASE OBLIGATION

During the year ended December 31, 2006, the Company acquired equipment under long-term lease. For financial reporting purposes, the present values of the minimum lease payments have been capitalized. The lease expires November 2011. As of December 31, 2006 the property under these capital leases had a total cost of $34,553, accumulated depreciation of $1,440 and a net book value of $33,113. The future minimum lease payments under these capital leases at December 31, 2006 are as follows:

Total minimum lease payments	$70,477
Less amounts representing interest and taxes	21,198
Present value of net minimum lease payments	49,279
Current maturities of capital leases	4,443
Long-term capital leases less current maturities	$44,836

Aggregate future capital lease payments at December 31, 2006 consist of the following

Year Ending December 31,
2007	$4,443
2008	9,513
2009	10,841
2010	12,489
2011	11,993
Thereafter	—
Total	$49,279

NOTE H — INCOME TAXES

The significant components of the Company’s deferred tax liabilities and assets consisted of:

	December 31,
	2006	2005
Deferred tax assets (liabilities):
Net operating loss carryforwards	$1,250,000	$628,000
Accounts receivable allowance	14,000	11,000
Stock compensation expense	132,000	26,000
Total deferred tax assets	1,396,000	665,000
Valuation allowance	(1,396,000)	(665,000)
Total deferred tax assets, net	$—	$—

The difference between the provision for income taxes and the amount computed by applying the federal statutory rate of 35% to income (loss) before provision for income taxes is explained below:

	Years Ended December 31,
	2006	2005
Benefit computed at federal statutory rate	$(1,145,000)	$(117,000)
Increase (decrease) in valuation allowance	731,000	(6,000)
Permanent differences	414,000	123,000
	$—	$—

For federal income tax purposes, at December 31, 2006 the Company had a net operating loss carryforward of approximately $3,600,000. The net operating loss carryover, which is subject to annual limitations as prescribed by the Internal Revenue Code, is available to offset future taxable income and begins to expire in 2022.  A valuation allowance has been recorded for the entire amount of the net deferred tax asset due to uncertainty of realization.

NOTE I — STOCK OPTIONS

Adoption of SFAS No. 123R

The Company adopted SFAS No. 123R using the modified prospective transition method beginning January 1, 2005.  Accordingly, during the years ended December 31, 2006 and 2005, the Company determined stock-based compensation expense was immaterial for options granted prior to, but not yet vested, as of January 1, 2005, as if the fair value method required for pro forma disclosure under SFAS No. 123 were in effect for expense recognition purposes, adjusted for estimated forfeitures.  For options granted after January 1, 2005, the Company has recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model.  Compensation expense is recognized on a straight-line basis over the vesting period of the options. SFAS No. 123R requires that stock-based compensation expense be based on awards that are ultimately expected to vest.

Stock Option Activity

The Company has issued options to employees, consultants and stockholders that are not subject to a plan.  The balance of options outstanding at December 31, 2004 has been restated for the effect of a 3744.038 to 1 stock split in September 2005.  The following table summarizes the stock option activity for the years ended December 31, 2006 and 2005:

	Outstanding Options
	Number of Options	Weighted Average Exercise Price
Balance at December 31, 2004 adjusted for effect of 3744:038 to 1 stock split	950,986	$0.001
Granted	900,000	$1.670
Exercised	(333,350)	$0.001
Cancelled	(744,636)	$0.253
Balance at December 31, 2005	775,000	$1.694
Granted	—	—
Exercised	—	—
Cancelled	—	—
Balance at December 31, 2006	775,000	$1.694
Vested and expected to vest at December 31, 2006	321,301	$1.694
Options exercisable at December 31, 2006	321,301	$1.694

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated value of the Company’s common stock.  There is no market for trading the Company’s common stock, therefore the intrinsic value cannot be estimated unless or until there is a new equity financing or the Company’s stock becomes actively traded.

Non-cash stock compensation expense is included in the statement of operations for the years ended December 31, 2006 and 2005.  No stock compensation expense is included in the statements of operations prior to the adoption of SFAS No. 123R on January 1, 2005.

	For the Year Ended December 31,
	2006	2005
Costs of Revenue	$—	$—
Selling general and administrative expense	201,966	50,491
Product Development expense	99,107	24,777
Impact on net loss to common shareholders	$301,073	$75,268
Impact on net income per share to common shareholders
Basic and diluted	$0.04	$0.02

Valuation Assumptions

The Company calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model.  The following assumptions were used for each respective period:

	2006		2005
Risk-free interest rates	4.62%		4.09%
Expected lives	5.75	years	5.0	years
Dividend yield	0%		0%
Expected volatility	77%		77%
Weighted-average volatility	77%		77%

The Company’s computation of expected volatility is based the volatility of the publicly traded of a competitor adjusted for a risk premium due to the restrictive nature and the illiquidity of the Company’s stock. The Company’s computation of expected life was determined based on the guidance provide in Staff Accounting Bulletin 107.  The interest rate for the periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant.

NOTE J — STOCHOLDER”S EQUITY

Preferred Stock

The Company has authorized 3,000,000 shares of preferred stock and has 2,966,668 shares of Series A convertible preferred shares issued and outstanding at December 31, 2006.  On September 30, 2005 the Company issued 2,300,000 of its series A convertible preferred stock with a par value of $.001 (“Series A Preferred”) in exchange for $3,450,000 in cash before payment of offering costs of $216,697. In November 2006, the Company issued 666,668 of its series A preferred stock in exchange for $1,000,002 in cash proceeds.  The Series A Preferred is convertible into the Company’s common stock at a conversion rate of $1.50 per shares and accrues dividends of $.105 per share, payable quarterly and upon approval of the board of directors, the first four quarterly dividend payments may be paid in shares of common stock.  In February 2007, the board of directors approved a stock dividend in the amount of 226,334 shares of the company’s common stock be issued to satisfy the dividend obligation of $301,875 at December 31, 2006.

Common Stock

At December 31, 2006 the Company has authorized 13,000,000 shares of common stock of which 6,872,890 are issued and outstanding.  On September 28, 2005, the Board approved a 3744.038 to 1 stock split of the Company’s common stock.  Before the stock split the Company had 730 shares of stock outstanding and after the stock split the Company had 2,733,148 shares of stock outstanding.  Further, the Company amended the corporate by-laws and authorized 13,000,000 shares of common stock and 3,000,000 shares of preferred stock.

In November 2006, the Company issued 50,000 shares of its common stock to a third party in lieu of cash payment for services rendered. The Company recorded approximately $75,000, the fair value of the common stock, in consulting expenses related to the issuance of these shares.

NOTE K — RELATED PARTY TRANSACTIONS

The Company has notes payable to three officers and three stockholders in the amount totaling $980,214 Interest is paid on a monthly basis and interest paid to these parties was $65,533 in 2006 and $11,803 in 2005.  The Company believes that the terms and conditions of the notes were made on an arms-length basis at the time they were consummated.

During the year ended December 31, 2006, the Company sold hardware to a company owned 100% by a minority stockholder of the Company.  Sales occurred through out the year and totaled $130,415 in 2006. In addition the Company was owed $83,999 from the related party and the amount is included in trade accounts receivable at the end of December 31, 2006.

NOTE L — COMMITMENTS AND CONTINGENCIES

Letters of Credit

The Company maintains the following irrevocable standby letters of credit as of December 31, 2006 and 2005:

The Branch Banking and Trust Company in favor of Epic Technologies, LLC: The purpose of the letter of credit is to allow for the purchase of goods and services. The letter of credit is for $125,000 and expires December 31, 2006. There were draws of $0 for the years ended December 31, 2006 and 2005.

Leases

As of December 31, 2006 future minimum lease payments under non-cancelable operating leases primarily for office space were as follows:

Year Ending December 31,
2007	$165,984
2008	105,699
2009	83,460
2010	40,629
2011	7,727
Thereafter	—
Total	$403,499

The Company leases office space for its corporate headquarters in Dallas, Texas under an operating lease, the base term of which expires in June 30, 2010. The Company also has an office lease for space in Marietta, Georgia that expires in June 30, 2007. The Company does not have any obligations that extend beyond the base terms of these leases. Both leases contain escalation provisions. In accordance with SFAS No. 13 “Accounting for Leases”, FASB Technical Bulletin 88-1 “Issues Relating to Accounting for Leases”, and FASB Technical Bulletin 85-3 “Accounting for Operational Leases with Scheduled Rent Increases”, the Company records rent expense on facility leases on a straight-line basis.  Rent expense for the years ended December 31, 2006 and 2005 was $87,753 and $41,031, respectively.

Legal Matters

From time-to-time, the Company may become involved in litigation or receive claims on various matters which are considered routine to the conduct of the business. The Company believes that none of these routine actions, individually or in the aggregate, would have a material adverse effect on our financial position or results of operations, though any adverse decision in these matters or costs of defending or settling such claims could have a material adverse effect on our business.  No liability for any potential claims, asserted or unasserted, was determined necessary to be recorded at December 31, 2006.

NOTE M — SUBSEQUENT EVENTS

In February 2007 the Company increased the number of authorized preferred shares to 3,133,336 shares.

In March 2007, Shea Development Corp. acquired Information Intellect, pursuant to a Merger Agreement dated March 2, 2007 (“Merger Agreement”) by and among SHEA Development Corp, a Nevada corporation SHEA), SHEA Development Acquisition Corp, a Nevada Corporation and Information Intellect, a company incorporated under the laws of Georgia. The transaction closed (the “Closing”) on March 2, 2007 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Merger Agreement, all of the outstanding capital stock and ownership interests of Information Intellect (the “Interests”) were acquired by SHEA.  Information Intellect shareholders transferred and contributed all of their Interests to SHEA in exchange for approximately 18.9 million shares of SHEA common stock. In addition, approximately 1.7 million shares of common stock were issued to principals of SHEA and others for promoting the transaction.  Following the acquisition, SHEA expects to change its name to Information Intellect, Inc. although no assurance can be given that a name change will be effected.

In conjunction with the transaction, SHEA received gross proceeds of approximately $3 million, before offering costs in exchange for approximately 2.8 million shares of convertible preferred stock and warrants for approximately 1.4 million shares of common stock.  Each share of preferred stock accrues dividends at a rate of 8% per annum and has the right to convert each share of preferred stock into one share of common stock at $1.00 per share. In addition, each holder of preferred stock received a warrant to purchase one share of common stock for every two shares of common stock that would be received by the holder of the preferred stock as if the preferred shares had been converted.  The warrants are exercisable at a strike price of $1.15 per share at any time following their issuance and expire four years after the date of issue.

All management team members and employees have been offered employment in this transaction and all assets and liabilities of the Company will be transferred to SHEA as part of this transaction.  The Merger is expected to be treated as a reverse merger of the Company for accounting purposes.